Exhibit 99.1

EZCORP REPORTS FIRST QUARTER RESULTS
AUSTIN, Texas (January 27, 2015) — EZCORP, Inc. (NASDAQ: EZPW), a leading provider of easy cash solutions for consumers, today announced financial results for the fiscal first quarter ended December 31, 2014.
Total revenues were $252.6 million compared to $263.0 million for the same period last year. Net income from continuing operations attributable to EZCORP was $14.2 million or $0.26 per share as compared to $26.1 million or $0.48 per share in the same period a year earlier.
Mark Kuchenrither, EZCORP’s President and Chief Executive Officer, stated, “Our team delivered a creditable performance in challenging trading conditions, with our Latin America operating segment delivering a strong financial performance. We continue to make progress on our operational excellence and growth initiatives with sound reductions in both administrative and operations expenses; the opening of 10 de novo locations (5 U.S. Pawn and 5 U.S. Financial Services); and the signing of a definitive agreement to acquire 12 pawn stores in the United States.”
“We recognize that as a financial services company, there has to be a continual focus on improving the quality of our balance sheet which is the key to improving profitability, and positioning the company for long-term growth,” continued Mr. Kuchenrither. “We have focused on growing a quality loan portfolio and increasing the velocity of inventory disposition by reducing our aged inventory. While sales unit numbers were up by 7% in the U.S., the focus on disposition activities led to a 1% growth in retail sales revenue with lower gross margins. U.S. pawn service charges were steady year-over-year despite strengthening economic conditions and lower gasoline prices. Scrap volumes were down 29% due to decreased gold inflow from both direct purchasing and lower collateral forfeitures. Empeño Fácil, our Mexico pawn business, outperformed expectations with pawn service charges up 12% in total, and 19% on a constant currency basis. Our U.S. financial services business, which has recently seen pressure from new lending ordinances in both Houston and El Paso, continues to diversify from both a product mix and geographic perspective. Our Latin America financial services operation, Grupo Finmart, experienced strong increases in new loan originations, which grew 37% on a constant-currency basis, and also had an improved bad debt experience.”
The strengthening of the U.S. dollar put pressure on year-over-year comparables on both income statement and balance sheet items, mostly with respect to our Latin America segment and the Mexican peso.  The average foreign exchange rate on the Mexican peso was 13.9 in the first quarter of fiscal 2015 versus 13.0 in the comparable period a year earlier, and the month-end foreign exchange rate on the peso was 14.7 at  December 31, 2014 versus 13.1 a year earlier.
Net revenues were down by $13.5 million over the same quarter in the previous year, but a tight focus on efficiencies led to a 35% reduction in administrative expenses, from $15.7 million to $10.1 million. Operations expenses were down 1% to $103.7 million compared to $105.0 million for the same period in the prior year. Total operating expenses decreased by 5% when excluding the impact of a one-time $6.3 million gain on the sale of assets in the prior year's quarter, which had the effect of reducing operating expenses in the prior year quarter.

1 of 10

Interest expense was $9.0 million versus $4.5 million in the same quarter last year. Of the $4.5 million increase, $2.5 million (including a $2.3 million increase in non-cash interest) was as a result of the convertible bonds, which we issued in June 2014, and $1.9 million was related to Grupo Finmart due to increased borrowings.
U.S. & Canada Segment
Despite challenging trading conditions, performance in U.S. Pawn was consistent with the previous year, with gross margin pressure partially offset by stable pawn lending performance. In the Financial services business, while we continue to diversify away from cash advance products, performance was hampered by regulatory pressure.
Pawn —

•
Pawn service charges were $57 million, up 1% on a same-store basis, despite strengthening economic conditions and lower gasoline prices. Pawn loan balances averaged $140.2 million during the quarter, flat in total year-over-year and up 1% on a same-store basis. General merchandise accounted for 40% of the product mix while jewelry was 60%, consistent with the prior year quarter.

•	Merchandise sales unit volume increased 7% year-over-year to 1.5 million units, while revenue from merchandise sales increased 1% both in total and on a same-store basis.

•	Redemption rates remained flat at 83%, with the general merchandise redemption rate at 76% versus 75% a year earlier, and the jewelry redemption rate unchanged at 87%.

•
During the quarter we focused on growing a quality loan book and increasing the velocity of inventory disposition. We made significant strides in selling down aged inventory, as evidenced by an improvement in inventory turns.

*
General merchandise inventory turns for items aged 361+ days was 3.2 times compared to 2.3 times for the same period in the prior year. On a quarter-over-quarter basis, general merchandise inventory aged 361+ days declined 10%.

*	Jewelry inventory turns for items aged 361+ days were 1.8 times compared to 0.8 times in the same period a year earlier. On a quarter over quarter basis, jewelry inventory aged 361+ days was down 17%.

*
As a result of our efforts to reshape the inventory profile and increase the velocity of inventory, gross margin on merchandise sales was 34% as compared to 40% in the prior year. We expect to reduce aged inventory through the remainder of the fiscal year, which will pressure gross margins until we complete this effort.

•	In the quarter, we opened 5 pawn stores in the U.S., and have recently signed a definitive agreement to acquire 12 more pawn stores in the United States.
Financial Services —

•
Total loan balances including CSO loans, net of reserves, were $47.1 million at quarter-end, a 14% decrease over the same period last year. Non-Texas balances were $22.8 million, a 4% decrease, while Texas loan balances were $24.3 million, down 22%. The Texas balances are largely affected by a 41% decrease in balances in ordinance markets. Houston and El Paso ordinances have been in effect for two quarters, and we expect year-over-year loan comparables

2 of 10

Exhibit 99.1

will show similar trends for the next two quarters until we have a full year of operations under the new Houston and El Paso ordinances.

•
Non-Texas installment loan balances were up 7% over the same period last year, demonstrating a mix shift toward installment products. Likewise, installment loan balances in total, excluding ordinance markets, were up 2% as compared to the same quarter last year.

•
Non-Texas consumer loan fees were $18.0 million, a 3% increase over the same period last year. Total consumer loan fees were $42.2 million, down 8% over the prior year, highlighting the negative impact on the results of new ordinances in Texas. Fees in ordinance cities declined 29% to $4.6 million, with most of the impact experienced in Houston and El Paso.

•
Bad debt expense as a percentage of fees was 34%, up 300 basis points over the prior year. Bad debt in auto title loans was 25%, down 200 basis points over the prior year as a result of adjusting our underwriting policies and procedures on auto title loans. Bad debt in installment products was 40%, up 700 basis points over the prior year quarter, and cash advance loan bad debt was 34%, an increase of 300 basis points over the prior year quarter. Both increases were predominantly in ordinance markets.

•
During the quarter, we opened 5 de novo financial services stores in the U.S., including one in Texas and four in Tennessee. We remain committed to investing in disciplined growth of the Financial Services business.

Latin America Segment
We recorded strong performance in Latin America, with impressive increases in consumer loan originations and improvement in bad debt, and solid increases in both pawn service charges and pawn loan balances. The improvements were strong in both the translated and constant currency results.
Consumer Lending —

•
New loan originations at Grupo Finmart were $21.9 million, a year-over-year increase of 28% in total and 37% on a constant currency basis. Strength in new loan originations can be seen in both the growth in number of contracts and steady penetration rates at existing contracts.

•
Structured asset sales resulted in approximately $6.6 million of gains (reported in “Consumer loan sales and other revenues”), up 43% as compared to the prior year and up 61% year-over-year on a constant currency basis. Consumer loan and interest fees on the remaining loan portfolio were $10.1 million, a year-over-year decrease of 30% (25% on a constant currency basis), primarily the result of structured asset sales over the last year.

•	Reflecting the improvement of the quality of the loan portfolio, bad debt expense as a percentage of fees declined to 9%, down 100 basis points over the prior year.

•
We continue to manage the growth and cost of capital at Grupo Finmart and have reduced the overall cost of debt to 9%, down from 11% in the same quarter last year. Total interest expense was up $1.9 million, up 57% year-over-year and 69% year-over-year on a constant currency basis, on a higher debt base.

3 of 10

Exhibit 99.1

Pawn —

▪
Performance at Empeño Fácil was strong, as we continued our focus on operational execution. Pawn service charges were $7.9 million, a year-over-year increase of 12%, and 19% on a constant currency basis. Average pawn loan balances of $15.7 million were up 15% year-over-year and 22% year-over-year on a constant currency basis.

•
Total merchandise sales were $19.6 million, a year-over-year increase of 17% and 25% on a constant currency basis. Gross margin was 32%, as compared to 37% in the prior year which reflects our efforts to increase the velocity of inventory disposition consistent with our U.S. pawn operations.

•
Despite lower redemption rates (76%, down 300 basis points year-over-year) and higher inventory levels, inventory turns held steady at 2.6 times. Inventory turns for general merchandise held for one year or more were 3.2 times versus 1.5 times in the same period a year earlier. General merchandise items held for 361+ days were reduced by 43% quarter-over-quarter.

Other International Segment

•	Income from the Other International segment was $2.2 million, up $0.9 million from a year earlier; the prior year incorporated a $1.2 million loss related to our Albemarle & Bond investment.
Discontinued Operations

•
The first quarter includes $1.0 million in income from discontinued operations of our stand-alone online lending businesses in the U.S. and the U.K. as the wind-down collection experience was better than previously assumed.

Non-GAAP Financial Information

•
In addition to the financial information prepared in conformity with generally accepted accounting principles in the United States of America ("GAAP"), we provide certain other non-GAAP financial information such as constant currency results ("constant currency"). Management believes that presentation of non-GAAP financial information is meaningful and useful in understanding the activities and business metrics of our Latin America operations, which are denominated in Mexican pesos. Management believes that these non-GAAP financial measures reflect an additional way of viewing aspects of our business that, when viewed with its GAAP results, provide a more complete understanding of factors and trends affecting our business. Management provides non-GAAP financial information for informational purposes and to enhance understanding of our GAAP consolidated financial statements. Readers should consider the information in addition to, but not instead of or superior to, its financial statements prepared in accordance with GAAP. This non-GAAP financial information may be determined or calculated differently by other companies, limiting the usefulness of those measures for comparative purposes.

•
Constant currency results reported herein are calculated by translating balance sheet and income statement items denominated in Mexican pesos using the exchange rate from the prior-year comparable period, as opposed to the current comparable period, in order to exclude the effects of foreign currency rate fluctuations.  For balance sheet items, the end of the period rate at the end of the applicable prior-year period (December 31, 2013) of 13.1 to 1 was used, compared

4 of 10

Exhibit 99.1

to the current end of period (December 31, 2014) exchange rate of 14.7 to 1.  For income statement items, the average closing daily exchange rate for the appropriate period was used.  The average exchange rate for the prior-year quarter ended December 31, 2013 was 13.0 to 1 compared to the current quarter rate of 13.9 to 1.
Conference Call
A webcast will be held today, January 27, 2015 at 4:00 p.m. (CT). Prior to the webcast, a slide presentation containing supplemental materials which will be referred to during the presentation, will be available on the company's website at http://investors.ezcorp.com/.
To participate in the webcast, log on to: http://edge.media-server.com/m/p/7hoxpmkv
An archive of the webcast will be available shortly after the call on the company's website at http://investors.ezcorp.com/.
About EZCORP
EZCORP is a leader in delivering easy cash solutions to our customers across channels, products, services and markets. With approximately 7,000 team members and approximately 1,400 locations and branches, we give our customers multiple ways to access instant cash, including pawn loans and consumer loans in the United States, Mexico and Canada, and fee-based credit services to customers seeking loans. At our pawn and buy/sell stores and online, we also sell merchandise, primarily collateral forfeited from pawn lending operations and used merchandise purchased from customers.
EZCORP owns controlling interests in Prestaciones Finmart, S.A.P.I. de C.V., SOFOM, E.N.R. (doing business under the names “Crediamigo” and “Adex”), a leading provider of consumer loans in Mexico, and in Renueva Commercial, S.A.P.I. de C.V., an operator of buy/sell stores in Mexico under the name “TUYO.” The company also has a significant investment in Cash Converters International Limited (CCV.ASX), which franchises and operates a worldwide network of over 750 stores that provide personal financial services and sell pre-owned merchandise.
Forward-Looking Statements
This announcement contains certain forward-looking statements regarding the company’s strategy, initiatives and expected performance. These statements are based on the company’s current expectations as to the outcome and timing of future events. All statements, other than statements of historical facts, including all statements regarding the company's strategy, initiatives and future performance, that address activities or results that the company plans, expects, believes, projects, estimates or anticipates will, should or may occur in the future, including future financial or operating results, are forward-looking statements. Actual results for future periods may differ materially from those expressed or implied by these forward-looking statements due to a number of uncertainties and other factors, including operating risks, liquidity risks, legislative or regulatory developments, market factors or current or future litigation. For a discussion of these and other factors affecting the company’s business and prospects, see the company’s annual, quarterly and other reports filed with the Securities and Exchange Commission. The company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.
Contact:
Mark Trinske
Vice President, Investor Relations and Communications
EZCORP, Inc.
(512) 314-2220
Investor_Relations@ezcorp.com
http://investors.ezcorp.com/

5 of 10

Exhibit 99.1

EZCORP, Inc.
Condensed Consolidated Statements of Operations (Unaudited)
(in thousands, except per share data)

	Three Months Ended December 31,
	2014	2013
Revenues:
Merchandise sales	$109,639	$105,587
Jewelry scrapping sales	18,534	27,703
Pawn service charges	64,927	64,133
Consumer loan fees and interest	52,232	60,117
Consumer loan sales and other revenues	7,312	5,499
Total revenues	252,644	263,039
Merchandise cost of goods sold	72,388	63,588
Jewelry scrapping cost of goods sold	14,675	20,020
Consumer loan bad debt	15,251	15,574
Net revenues	150,330	163,857
Operating expenses:
Operations	103,656	104,955
Administrative	10,174	15,745
Depreciation	7,573	7,340
Amortization	1,457	1,365
Loss (gain) on sale or disposal of assets	259	(6,290)
Total operating expenses	123,119	123,115
Operating income	27,211	40,742
Interest expense	8,958	4,530
Interest income	(525)	(196)
Equity in net income of unconsolidated affiliates	(2,194)	(1,271)
Other expense (income)	537	(168)
Income from continuing operations before income taxes	20,435	37,847
Income tax expense	6,365	9,958
Income from continuing operations, net of tax	14,070	27,889
Income (loss) from discontinued operations, net of tax	1,043	(3,494)
Net income	15,113	24,395
Net (loss) income from continuing operations attributable to redeemable noncontrolling interest	(147)	1,826
Net income attributable to EZCORP, Inc.	$15,260	$22,569

Diluted earnings (loss) per share attributable to EZCORP, Inc.:
Continuing operations	$0.26	$0.48
Discontinued operations	0.02	(0.06)
Diluted earnings per share	$0.28	$0.42

Weighted average shares outstanding diluted	53,698	54,362

Net income from continuing operations attributable to EZCORP, Inc.	$14,217	$26,063
Income (loss) from discontinued operations attributable to EZCORP, Inc.	1,043	(3,494)
Net income attributable to EZCORP, Inc.	$15,260	$22,569

6 of 10

Exhibit 99.1

EZCORP, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	December 31, 2014	December 31, 2013	September 30, 2014
	(Unaudited)
Assets:
Current assets:
Cash and cash equivalents	$77,599	$38,486	$56,329
Restricted cash	60,218	4,019	62,406
Pawn loans	150,930	153,421	162,444
Consumer loans, net	62,380	82,807	67,594
Pawn service charges receivable, net	30,241	30,842	31,044
Consumer loan fees and interest receivable, net	28,355	40,181	30,653
Inventory, net	133,986	142,711	139,419
Deferred tax asset	20,858	13,825	20,858
Prepaid income taxes	23,790	7,268	28,655
Prepaid expenses and other assets	34,195	42,895	76,959
Total current assets	622,552	556,455	676,361
Investments in unconsolidated affiliates	99,219	97,424	91,098
Property and equipment, net	104,353	114,539	105,900
Restricted cash, non-current	3,454	2,742	4,257
Goodwill	337,498	434,835	346,577
Intangible assets, net	60,739	65,178	64,624
Non-current consumer loans, net	36,449	60,750	40,442
Deferred tax asset	11,630	7,521	13,154
Other assets, net	75,489	29,685	61,058
Total assets	$1,351,383	$1,369,129	$1,403,471
Liabilities and stockholders’ equity:
Current liabilities:
Current maturities of long-term debt	$24,789	$16,737	$10,673
Current capital lease obligations	258	533	418
Accounts payable and other accrued expenses	80,314	77,619	97,213
Other current liabilities	6,000	11,106	8,595
Customer layaway deposits	5,133	5,782	8,097
Total current liabilities	116,494	111,777	124,996
Long-term debt, less current maturities	324,029	235,289	356,430
Long-term capital lease obligations	—	253	—
Deferred gains and other long-term liabilities	10,803	22,938	11,359
Total liabilities	451,326	370,257	492,785
Temporary equity:
Redeemable noncontrolling interest	31,868	57,578	35,498
EZCORP, Inc. stockholders’ equity	868,189	941,294	875,188
Total liabilities and stockholders’ equity	$1,351,383	$1,369,129	$1,403,471

7 of 10

Exhibit 99.1

EZCORP, Inc.
Operating Segment Results (Unaudited)
(in thousands)

	Three Months Ended December 31, 2014
	U.S. & Canada	Latin America	Other International	Total Segments	Corporate Items	Consolidated
Revenues:
Merchandise sales	$90,059	$19,580	$—	$109,639	$—	$109,639
Jewelry scrapping sales	17,127	1,407	—	18,534	—	18,534
Pawn service charges	57,035	7,892	—	64,927	—	64,927
Consumer loan fees and interest	42,162	10,070	—	52,232	—	52,232
Consumer loan sales and other revenues	420	6,892	—	7,312	—	7,312
Total revenues	206,803	45,841	—	252,644	—	252,644
Merchandise cost of goods sold	59,031	13,357	—	72,388	—	72,388
Jewelry scrapping cost of goods sold	13,414	1,261	—	14,675	—	14,675
Consumer loan bad debt	14,310	941	—	15,251	—	15,251
Net revenues	120,048	30,282	—	150,330	—	150,330
Operating expenses (income):						—
Operations	84,746	18,910	—	103,656	—	103,656
Administrative	—	—	—	—	10,174	10,174
Depreciation	4,400	1,391	—	5,791	1,782	7,573
Amortization	71	419	—	490	967	1,457
Loss on sale or disposal of assets	3	256	—	259	—	259
Interest expense	8	5,206	—	5,214	3,744	8,958
Interest income	(17)	(474)	—	(491)	(34)	(525)
Equity in net income of unconsolidated affiliates	—	—	(2,194)	(2,194)	—	(2,194)
Other expense	3	390	—	393	144	537
Segment contribution	$30,834	$4,184	$2,194	$37,212
Income (loss) from continuing operations before income taxes				$37,212	$(16,777)	$20,435

8 of 10

Exhibit 99.1

EZCORP, Inc.
Operating Segment Results (Unaudited)
(in thousands)

	Three Months Ended December 31, 2013
	U.S. & Canada	Latin America	Other International	Total Segments	Corporate Items	Consolidated
Revenues:
Merchandise sales	$88,890	$16,697	$—	$105,587	$—	$105,587
Jewelry scrapping sales	25,925	1,778	—	27,703	—	27,703
Pawn service charges	57,069	7,064	—	64,133	—	64,133
Consumer loan fees and interest	45,824	14,293	—	60,117	—	60,117
Consumer loan sales and other revenues	377	5,122	—	5,499	—	5,499
Total revenues	218,085	44,954	—	263,039	—	263,039
Merchandise cost of goods sold	53,047	10,541	—	63,588	—	63,588
Jewelry scrapping cost of goods sold	18,570	1,450	—	20,020	—	20,020
Consumer loan bad debt	14,183	1,391	—	15,574	—	15,574
Net revenues	132,285	31,572	—	163,857	—	163,857
Operating expenses (income):
Operations	86,573	18,382	—	104,955	—	104,955
Administrative	—	—	—	—	15,745	15,745
Depreciation	4,244	1,459	—	5,703	1,637	7,340
Amortization	103	617	—	720	645	1,365
(Gain) loss on sale or disposal of assets	(6,318)	6	—	(6,312)	22	(6,290)
Interest expense	5	3,320	—	3,325	1,205	4,530
Interest income	—	(172)	—	(172)	(24)	(196)
Equity in net income of unconsolidated affiliates	—	—	(1,271)	(1,271)	—	(1,271)
Other income	—	(30)	(29)	(59)	(109)	(168)
Segment contribution	$47,678	$7,990	$1,300	$56,968
Income (loss) from continuing operations before income taxes				$56,968	$(19,121)	$37,847

9 of 10

Exhibit 99.1

EZCORP, Inc.
Store Count Activity (Unaudited)

	Three Months Ended December 31, 2014
	Company-owned Stores
	U.S. & Canada	Latin America	Other International	Consolidated	Franchises
Beginning of period	1,044	314	—	1,358	5
De novo	10	3	—	13	—
Sold, combined or closed	—	(3)	—	(3)	(1)
End of period	1,054	314	—	1,368	4

	Three Months Ended December 31, 2013
	Company-owned Stores
	U.S. & Canada	Latin America	Other International	Consolidated	Franchises
Beginning of period	1,030	312	—	1,342	8
De novo	5	4	—	9	—
Sold, combined or closed	(7)	—	—	(7)	(2)
End of period	1,028	316	—	1,344	6

10 of 10